Exhibit 99.1

Pinterest Appoints Scott Schenkel to Board of Directors

San Francisco – September 19th, 2023 – Pinterest, Inc. (NYSE: PINS) Pinterest, Inc., today announced it has appointed Scott Schenkel, former Chief Financial Officer and Interim Chief Executive Officer of eBay, to its Board of Directors.

“Scott is recognized as one of the industry’s top financial and ecommerce experts. He’s widely respected for the operational discipline, business rigor, and financial acumen he’s brought to major global companies, notably at eBay and GE. What’s more, while at eBay, Scott oversaw its advertising investment in Pinterest and therefore brings a first-hand customer perspective to the table. Scott is an ideal fit for our Board of Directors and we’re thrilled to have him join.” – Bill Ready, CEO at Pinterest

Scott spent 13 years at eBay, including serving as Interim Chief Executive Officer, following additional finance leadership roles such as Chief Financial Officer. Prior to eBay, Scott spent nearly two decades as Chief Financial Officer of multiple business lines at General Electric. He currently serves on the Board of Directors at NetApp where he was the Audit Committee Chairman from 2019-2022, and recently transitioned to be the Talent and Compensation Committee Chair in late 2022. He also serves on the Board of Directors of Forter, the Trust Platform for digital commerce, providing accurate, real time decisions about every digital interaction. He holds a B.S. in Finance from Virginia Polytechnic Institute and State University’s Pamplin College of Business.

“Pinterest is uniquely positioned at the intersection of search, social, and commerce. I’ve long admired the high commercial intent of the Pinterest audience. Scaling how users on the platform go from discovery to purchase while increasing conversion for retailers is a tremendous opportunity for Pinterest. I’m thrilled to join the Board of Directors to help with Pinterest’s next phase of growth.” – Scott Schenkel

About Pinterest

Pinterest is the visual inspiration platform where people come to search, save, and shop the best ideas in the world for all of life’s moments. Whether it’s planning an outfit, trying a new beauty ritual, renovating a home, or discovering a new recipe, Pinterest is the best place to confidently go from inspiration to action. Headquartered in San Francisco, Pinterest launched in 2010 and has 465 million monthly active users worldwide. Available on iOS and Android, and at pinterest.com.

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